Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International announces a 17% increase in Fee

Revenue in the Fourth Quarter

Highlights

•	Fourth quarter fiscal 2006 fee revenue of $145.3 million increased $21.3 million, or 17%, from $124.0 million in the same quarter last year. Fiscal 2006 fee revenue was $522.9 million, an increase of $70.7 million, or 16%, from $452.2 million in the prior year.

•	Adjusted fourth quarter fiscal 2006 diluted earnings per share was $0.31, which excludes the effect of a previously announced $6.5 million one time tax benefit, an increase of 15% over Q4’05 diluted earnings per share of $0.27. Q4’06 actual diluted earnings per share was $0.45 compared to $0.27 in the prior year fourth quarter.

•	Adjusted fiscal 2006 diluted earnings per share was $1.09 excluding the tax benefit of $6.5 million realized in Q4’06 and a $4.5 million loss recovery on an investment sold by the company realized in Q3’06. Actual fiscal 2006 diluted earnings per share was $1.32 compared to $0.90 in the prior year.

Los Angeles, CA, June 6, 2006 - Korn/Ferry International (NYSE:KFY), the leading provider of executive search, outsourced recruiting and leadership development solutions, announced fourth quarter fiscal 2006 diluted earnings per share of $0.45 compared to $0.27 in Q4’05. Diluted earnings per share was $0.31 in Q4’06 excluding the effect of a one-time tax benefit of $6.5 million related to an IRS audit settled in the quarter.

“As the demand for talent continues to escalate worldwide we have experienced steady and significant growth,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry International. “Having just completed another record quarter and record year, it is evident that our strategy is working. We are encouraged by the further opportunity which lies ahead.”

Financial Results

(dollars in millions, except per share amounts)

	Fourth Quarter		Year to Date
	Q4’06	Q4’05	FY’06	FY’05
Fee Revenue	$145.3	$124.0	$522.9	$452.2
Revenue	$152.9	$131.0	$551.8	$476.4
Operating Income	$20.6	$18.6	$76.2	$65.8
Operating Margin	14.2%	15.0%	14.6%	14.5%
Net Income	$20.3	$11.7	$59.4	$38.6
Basic Earnings Per Share	$0.51	$0.30	$1.49	$1.00
Diluted Earnings Per Share	$0.45	$0.27	$1.32	$0.90

Adjusted Results*
Net Income	$13.8	$11.7	$48.4	$38.6
Basic Earnings Per Share	$0.35	$0.30	$1.21	$1.00
Diluted Earnings Per Share	$0.31	$0.27	$1.09	$0.90

*	Adjusted results exclude net tax benefits of $6.5 million realized in Q4’06 and a $4.5 million loss recovery on an investment sold by the company realized in Q3’06. This is a non-GAAP measure that is provided for comparative purposes and is not intended to replace Net Income or EPS measured in accordance with U.S. Generally Accepted Accounting Principles.

Fee revenue of $145.3 million in Q4’06 increased $21.3 million, or 17%, from $124.0 million in Q4’05. Fee revenue improved globally due to a 20% increase in the number of search engagements opened compared to prior year. Exchange rates impacted fee revenue in Q4’06 unfavorably by $4.3 million compared to Q4’05.

Compensation and benefits of $95.1 million in Q4’06 increased $10.7 million, or 13%, compared to $84.4 million in Q4’05. The increase is a reflection of higher headcount in North America, Asia and Futurestep, as the Company continues to invest in its operations. Variable compensation also increased due to improved profitability.

General and administrative expense of $25.4 million in Q4’06 increased by $6.8 million, or 37%, from $18.6 million in Q4’05 as a result of increased other administrative expense as compared to the same period last year.

Operating income was $20.6 million in Q4’06, an improvement of $2.0 million, or 11%, compared to $18.6 million in Q4’05. Operating margin for the quarter decreased slightly to 14.2% from 15.0% in the prior year quarter, due primarily to increased compensation and benefits costs resulting from increased headcount, as well as internal consultant promotions. The Company continues to expand the business across industries worldwide along with recognizing employees who contribute to the Company’s overall growth.

The Company repurchased $18.6 million of stock during Q4’06 under the $50 million stock buyback program announced in December 2005. Through June 1, 2006, the Company has repurchased a total of $27.9 million of stock.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $278.2 million at April 30, 2006 compared to $206.9 million at April 30, 2005. The increase in cash at April 30, 2006 was due to improved operating cash flow and financing activities.

Interest expense in Q4’06 was $2.7 million, compared to $2.4 million in the same period last year. Interest expense in both years primarily related to borrowings under Korn/Ferry’s convertible securities and COLI policies. At April 30, 2006, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Fourth Quarter		Year to Date
	Q4’06	Q4’05	FY’06	FY’05
Fee Revenue	$126.7	$109.1	$452.7	$398.3
Revenue	$132.7	$114.6	$474.9	$417.9
Operating Income	$29.4	$24.6	$100.7	$84.1
Operating Margin	23.2%	22.5%	22.2%	21.1%
Average Number of Consultants	438	394	419	388
Engagements (a)	1,750	1,536	6,291	5,710

(a)	Represents new engagements opened in the respective period.

Fee revenue was $126.7 million in Q4’06, an increase of $17.6 million, or 16%, from $109.1 million in Q4’05. Fee revenue improved in all regions due to an increase in the number of engagements, as compared to the same quarter last year.

Executive recruitment operating income improved $4.8 million in Q4’06, or 20%, to $29.4 million compared to $24.6 million in Q4’05. Operating margin for the quarter improved to 23.2% compared to 22.5% in the prior year.

We continue to invest in our people as we continue to secure engagements across various regions and industries. The total number of consultants at April 30, 2006 was 440, an increase of 42 from April 30, 2005.

Selected Futurestep Data

(dollars in millions)

	Fourth Quarter		Year to Date
	Q4’06	Q4’05	FY06	FY05
Fee Revenue	$18.6	$14.9	$70.2	$53.9
Revenue	$20.3	$16.4	$76.8	$58.5
Operating Income (Loss)	($1.4)	$1.5	$3.4	$6.5
Operating Margin	(7.8%)	9.9%	4.8%	12.1%

Fee revenue was $18.6 million in Q4’06, an increase of $3.7 million, or 25%, from $14.9 million in Q4’05. Improvements in fee revenue were driven by an increase in the number of new engagements opened and continuing development of Futurestep’s recruitment process outsourcing operations.

Futurestep had an operating loss of $1.4 million in Q4’06, a decrease of $2.9 million from operating income of $1.5 million in Q4’05 primarily due to one-time write offs of certain receivables and personnel related costs as the company has continued to invest in its employees.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that first quarter fiscal 2007 fee revenue is likely to be in the range of $138 million to $145 million and diluted earnings per share is likely to be in the range of $0.28 to $0.33, excluding FAS123(R) options expense, $0.26 to $0.31 including FAS123(R) options expense.

Earnings Conference Call Webcast

The earnings conference call will be held today at 8:00 AM (EDT) and hosted by Paul C. Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 72 offices in 37 countries, is the leading provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Quarter Ended April 30,		Year Ended April 30,
	2006	2005	2006	2005
Fee revenue	$145,266	$123,996	$522,882	$452,194
Reimbursed out-of-pocket engagement expenses	7,658	7,035	28,887	24,183

Total revenue	152,924	131,031	551,769	476,377
Compensation and benefits	95,096	84,412	341,196	292,913
General and administrative expense	25,428	18,562	93,462	83,544
Out-of-pocket engagement expense	9,358	7,719	31,927	25,702
Depreciation and amortization	2,405	1,714	9,002	8,437

Total operating expense	132,287	112,407	475,587	410,596

Operating income	20,637	18,624	76,182	65,781
Interest and other income (expense), net	(434)	(719)	842	(7,103)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,203	17,905	77,024	58,678
Provision for income taxes	430	4,963	19,594	20,251
Equity in earnings of unconsolidated subsidiaries	527	(1,227)	2,000	193

Net income	$20,300	$11,715	$59,430	$38,620

Interest expense on convertible securities, net of taxes	759	759	3,113	3,103

Net income adjusted for computation of diluted EPS	$21,059	$12,474	$62,543	$41,723

Basic earnings per common share	$0.51	$0.30	$1.49	$1.00

Basic weighted average common shares outstanding	39,874	39,139	39,889	38,516

Diluted earnings per common share	$0.45	$0.27	$1.32	$0.90

Diluted weighted average common shares outstanding	47,209	46,675	47,270	46,229

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Quarter Ended April 30,				Year Ended April 30,
	2006		2005		2006		2005
Fee Revenue:
Executive recruitment:
North America	$70,237		$63,208		259,089		$225,850
Europe	36,258		30,590		120,059		110,455
Asia/Pacific	15,981		12,015		57,922		51,196
South America	4,210		3,327		15,660		10,828

Total executive recruitment	126,686		109,140		452,730		398,329
Futurestep	18,580		14,856		70,152		53,865

Total fee revenue	145,266		123,996		522,882		452,194

Reimbursed out-of-pocket engagement expenses	7,658		7,035		28,887		24,183

Total revenue	$152,924		$131,031		$551,769		$476,377

Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$17,458	25%	$18,156	29%	$62,124	24%	$53,635	24%
Europe	6,296	17%	4,081	13%	22,361	19%	19,531	18%
Asia/Pacific	4,742	30%	1,989	17%	13,374	23%	9,594	19%
South America	951	23%	337	10%	2,839	18%	1,320	12%

Total executive recruitment	29,447	23%	24,563	23%	100,698	22%	84,080	21%
Futurestep	(1,442)	(8%)	1,476	10%	3,351	5%	6,483	12%
Corporate	(7,368)		(7,415)		(27,867)		(24,782)

Total operating income	$20,637	14%	$18,624	14%	$76,182	15%	$65,781	14%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of April 30, 2006	As of April 30, 2005
ASSETS
Cash and cash equivalents	$257,543	$199,133
Marketable securities	20,654	7,815
Receivables due from clients, net of allowance for doubtful accounts of $8,818 and $7,307, respectively	87,287	68,942
Income taxes and other receivables	5,328	6,004
Deferred income taxes	8,934	8,864
Prepaid expenses	14,019	13,710

Total current assets	393,765	304,468

Property and equipment, net	20,533	18,287
Cash surrender value of company owned life insurance policies, net of loans	70,592	65,047
Deferred income taxes	33,002	30,889
Goodwill	109,484	107,014
Deferred financing costs, investments and other	8,115	8,463

Total assets	$635,491	$534,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$9,731	$7,196
Income taxes payable	17,138	15,400
Compensation and benefits payable	121,885	107,009
Other accrued liabilities	27,537	28,792

Total current liabilities	176,291	158,397

Deferred compensation and other retirement plans	71,790	59,134
Long-term debt	45,147	44,949
Other liabilities	7,523	7,991
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,989	10,795

Total liabilities	311,740	281,266
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 43,628 and 41,268 shares issued and 41,201 and 39,888 shares outstanding, respectively	344,285	330,745
Retained deficit	(23,154)	(82,584)
Unearned restricted stock compensation	(7,731)	(4,355)
Accumulated other comprehensive income	10,910	9,679

Shareholders’ equity	324,310	253,485
Less: Notes receivable from shareholders	(559)	(583)

Total shareholders’ equity	323,751	252,902

Total liabilities and shareholders’ equity	$635,491	$534,168